Exhibit 99.1
Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2021 Results

• Revenues: $3.49 billion for fourth quarter (up 7% year-over-year); $13.74 billion for the year (up 12% year-over-year)
• Diluted Earnings per Share: $1.23 for fourth quarter (down 10% year-over-year); $5.27 for the year (up 21% year-over-year)
• Non-GAAP Diluted Earnings per Share: $1.56 for fourth quarter (down 4% year-over-year); $6.62 for the year (up 14% year-over-year)
• Cash Flows from Operations: $210 million for fourth quarter; $1.03 billion for the year
• Initial FY22 guidance reflects growth in revenues and solid margin and cash flow performance

RESTON, Va., February 15, 2022 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® technology, engineering, and science company, today reported financial results for the fourth quarter and fiscal year 2021.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "2021 was a banner year for Leidos, with industry-leading organic revenue growth and expanded profitability. In addition, we enhanced our market presence during the year with strategic acquisitions and investments that added important technical capabilities. Despite the ongoing impact of COVID-19 and an extended Continuing Resolution, we are positioned to grow in 2022, bolstered by our scale, differentiated technical offerings, and dedicated workforce."
As of December 31, 2021, Leidos ended the three-year forecast period laid out at its 2019 Investor Day, exceeding or achieving all financial targets. Over the period, Leidos grew revenues at a compound annual growth rate of 10%, achieved a net income margin of 5.5% and converted 164% of its net income attributable to Leidos stockholders into cash flows from operations. In addition, Leidos grew organically at a compound annual growth rate of 7% (versus 5% target), achieved an adjusted EBITDA margin of 10.8% (versus 10% or greater target) and converted 116% of its adjusted net income into free cash flow (versus 100% or greater target).
Summary Operating Results

(in millions, except margin and per share amounts)	Three Months Ended		Year Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Revenues	$3,491	$3,252	$13,737	$12,297
Net income	$176	$197	$759	$629
Net income margin	5.0%	6.1%	5.5%	5.1%
Diluted earnings per share (EPS)	$1.23	$1.37	$5.27	$4.36

Non-GAAP Measures*:
Adjusted EBITDA	$359	$366	$1,510	$1,326
Adjusted EBITDA margin	10.3%	11.3%	11.0%	10.8%
Non-GAAP diluted EPS	$1.56	$1.63	$6.62	$5.83

*Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants in our debt agreements. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Revenues were $3.49 billion for the quarter and $13.74 billion for the year, up 7% and 12% over the comparable 2020 periods, respectively. Excluding acquired revenues of $52 million for the quarter and $325 million for the year, organic revenues increased 6% and 9%, respectively. For the year revenues grew organically across all reportable segments. The largest contributors for the quarter and the year were the increase in veterans' disability examinations after the pause from the COVID-19 pandemic and the ramp-up of the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract.
Net income was $176 million, or $1.23 per diluted share, for the quarter, and $759 million, or $5.27 per diluted share, for the year. Net income margin for the quarter was 5.0%. The weighted average diluted share count for the quarter was 142 million, compared to 144 million in the prior year quarter. For the year net income and diluted EPS were both up 21% compared to fiscal year 2020. Net income margin for the year increased to 5.5% from 5.1% in fiscal year 2020 as a result of strong program management, higher volumes on certain fixed price programs and $26 million net benefit from an adjustment to legal reserves related to the Mission Support Alliance joint venture recorded in the first quarter of fiscal year 2021.
Adjusted EBITDA was $359 million for the fourth quarter, representing an adjusted EBITDA margin of 10.3%. For the year adjusted EBITDA was $1.51 billion (11.0% margin), up 14% over fiscal year 2020. Non-GAAP net income was $224 million for the quarter and $952 million for the year, which generated non-GAAP diluted EPS of $1.56 for the quarter and $6.62 for the year. For the year non-GAAP net income and non-GAAP diluted EPS were up 13% and 14%, respectively, compared to fiscal year 2020.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $210 million for an operating cash flow conversion ratio of 121%. After adjusting for payments for property, equipment and software, quarterly free cash flow was $177 million for a free cash flow conversion ratio of 80%. For the year net cash provided by operating activities was $1.03 billion (137% conversion) and free cash flow was $927 million (98% conversion).
For the quarter Leidos used $37 million in investing activities and $69 million in financing activities. For the year Leidos used $730 million in investing activities and $113 million in financing activities. On November 22, 2021, Leidos signed a definitive agreement within the Defense Solutions segment to dispose of its Aviation & Missile Solutions LLC ("AMS") business to focus on leading-edge and technologically advanced services, solutions and products. The sales price will be approximately $18 million, subject to certain adjustments, and the sale is expected to be completed during the first quarter of fiscal year 2022.
During fiscal year 2021, Leidos made open market repurchases of common stock for an aggregate purchase price of $237 million and returned $199 million to shareholders as part of its regular quarterly cash dividend program. In addition, Leidos borrowed $380 million, paid down $106 million of debt and completed strategic acquisitions and investments for preliminary purchase consideration of approximately $627 million. As of December 31, 2021, the Company had $727 million in cash and cash equivalents and $5.1 billion in debt.
On February 11, 2022, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on March 31, 2022, to stockholders of record at the close of business on March 15, 2022. In addition, the Board authorized a stock repurchase program under which Leidos may repurchase up to 20 million shares of its common stock, which supersedes the prior February 2018 share repurchase authorization. Stock repurchases may be made on the open market at prevailing market prices or in privately negotiated transactions including through accelerated share repurchase or derivative transactions, transactions with Leidos retirement and deferred compensation plans, transactions under 10b5-1 plans or 10b-18 plans or any of the foregoing combined or otherwise. Whether repurchases are made and the timing and actual number of shares repurchased depends on a variety of factors including price, corporate capital requirements, other market conditions and regulatory requirements. The repurchase program may be accelerated, suspended, delayed or discontinued at any time.
New Business Awards
Net bookings totaled $3.2 billion in the fourth quarter of fiscal year 2021 and $15.5 billion for fiscal year 2021, representing a book-to-bill ratio of 0.9 and 1.1, respectively. As a result, backlog at the end of fiscal year 2021 was $34.5 billion, of which $7.4 billion was funded. Included in the quarterly bookings were several notable awards:
•Air Combat Command Intelligence, Surveillance and Reconnaissance Program. Leidos was awarded a task order by the Air Combat Command (ACC) Acquisition Management and Integration Center (AMIC) to continue its support to ACC intelligence, surveillance and reconnaissance (ISR) operations. Under the contract, Leidos will provide subject matter expertise and threat mitigation support for ACC ISR operations along with a full range of intelligence support and ISR operational services that encompass analysis and assessment support, ISR training support and intelligence support for HQ ACC Staff, subordinate NAF Staffs, Centers and Wings. The single-award, firm-fixed price task order has a one-year base period of performance, four one-year options and a total contract value of up to approximately $531 million if all options are exercised.
•Hypersonic Thermal Protection System Capability. Dynetics, a wholly owned subsidiary of Leidos, was awarded a contract to develop Hypersonic Thermal Protection System (TPS) prototypes for the U.S. Army's Rapid Capabilities and Critical Technologies Office (RCCTO). Under the contract, Dynetics will also support materials research, novel inspection and acceptance efforts. The cost-plus-fixed fee award has a total value of up to $479 million over six years.
•Federal Parent Locator Service. Leidos was awarded a new prime contract to continue supporting the Office of Child Support Enforcement (OCSE) within the Department of Health and Human Services, Administration of Children and Families. Under the contract, Leidos will continue to support OCSE's Federal Parent Locator Service (FPLS) with operations and maintenance, continuation of system development and enhancement, data center operations and a disaster recovery center. The single award contract has a maximum value of $76 million and a period of performance of approximately five years if all options are exercised.
Forward Guidance
Leidos is initiating fiscal year 2022 guidance as specified in the table below.

Measure	FY22 Guidance
Revenues (billions)	$13.9 - $14.3
Adjusted EBITDA Margin	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.10 - $6.50
Cash Flows Provided by Operating Activities (billions)	at or above $1.0
A provision of the Tax Cuts and Jobs Act of 2017 went into effect on January 1, 2022, that requires companies to capitalize and amortize research and development costs over five years rather than deducting such costs in the year incurred for tax purposes. The guidance for cash flows provided by operating activities does not take into account the effects of this legislative change, because it assumes that the provision will be deferred, modified or repealed. If the provision remains in effect, Leidos currently estimates that cash flows provided by operating activities would decrease by approximately $150 million in fiscal 2022 and net deferred tax assets would increase by a similar amount. The actual impact on cash flows provided by operating activities will depend on the amount of research and development costs the Company will incur, on whether Congress modifies or repeals this provision and on whether new guidance and interpretive rules are issued by the US Treasury, among other factors.
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income margin, diluted EPS or net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin, net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on February 15, 2022. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13726189.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 43,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $13.7 billion for the fiscal year ended December 31, 2021.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, supply chain impacts, airline travel levels, our ability to recover costs under contracts, insurance challenges and uncertainty regarding the availability and efficacy of vaccinations and laws and regulations with respect to vaccinations; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits or changes in budgetary priorities; rates of inflation; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts or our ability to win contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and inflation, and other market factors out of our control, including general economic and political conditions; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of Leidos; our reliance on information technology spending by hospitals/healthcare organizations, infrastructure investments by industrial and natural resources organizations and other customer investments related to our business; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts as well as our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments and any related contingencies or liabilities to which we may become subject; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; our ability to obtain necessary components and materials to perform our contracts, including semiconductors and related equipment, on reasonable terms or at all; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends or repurchase our stock based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of February 15, 2022. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Revenues	$3,491	$3,252	$13,737	$12,297
Cost of revenues	2,983	2,761	11,723	10,560
Selling, general and administrative expenses	235	187	860	770
Bad debt expense and recoveries	2	2	(9)	(68)
Acquisition, integration and restructuring costs	6	6	27	39
Asset impairment charges	1	1	4	12
Equity earnings of non-consolidated subsidiaries	(6)	(4)	(20)	(14)
Operating income	270	299	1,152	998
Non-operating expense:
Interest expense, net	(46)	(46)	(184)	(179)
Other expense, net	(2)	(8)	(1)	(38)
Income before income taxes	222	245	967	781
Income tax expense	(46)	(48)	(208)	(152)
Net income	176	197	759	629
Less: net income attributable to non-controlling interest	2	—	6	1
Net income attributable to Leidos common stockholders	$174	$197	$753	$628
Earnings per share:
Basic	$1.24	$1.39	$5.34	$4.42
Diluted	1.23	1.37	5.27	4.36
Weighted average number of common shares outstanding:
Basic	140	142	141	142
Diluted	142	144	143	144

Cash dividends declared per share	$0.36	$0.34	$1.40	$1.36

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2021	January 1, 2021
ASSETS
Cash and cash equivalents	$727	$524
Receivables, net	2,189	2,137
Inventory, net	274	276
Other current assets	429	402
Total current assets	3,619	3,339
Property, plant and equipment, net	670	604
Intangible assets, net	1,177	1,216
Goodwill	6,744	6,313
Operating lease right-of-use assets, net	612	581
Other assets	439	458
Total assets	$13,261	$12,511

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,141	$2,175
Accrued payroll and employee benefits	605	632
Short-term debt and current portion of long-term debt	483	100
Total current liabilities	3,229	2,907
Long-term debt, net of current portion	4,593	4,644
Operating lease liabilities	589	564
Deferred tax liabilities	239	234
Other long-term liabilities	267	291
Total liabilities	8,917	8,640

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 140 million and 142 million shares issued and outstanding at December 31, 2021 and January 1, 2021, respectively	—	—
Additional paid-in capital	2,423	2,580
Retained earnings	1,880	1,328
Accumulated other comprehensive loss	(12)	(46)
Total Leidos stockholders’ equity	4,291	3,862
Non-controlling interest	53	9
Total stockholders' equity	4,344	3,871
Total liabilities and stockholders' equity	$13,261	$12,511

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Year Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Cash flows from operations:
Net income	$176	$197	$759	$629
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	81	68	325	282
Loss on sale of businesses	3	—	3	—
Stock-based compensation	18	17	67	62
Loss on debt extinguishment	—	5	—	36
Asset impairment charges	1	1	4	12
Deferred income taxes	(30)	(2)	(26)	(4)
Bad debt expense and recoveries	2	2	(9)	13
Other	(1)	(3)	(1)	1
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	98	(267)	(5)	(127)
Other current assets and other long-term assets	(18)	55	143	104
Accounts payable and accrued liabilities and other long-term liabilities	(40)	(60)	(212)	151
Accrued payroll and employee benefits	(115)	(86)	(32)	161
Income taxes receivable/payable	35	21	15	14
Net cash provided by (used in) operating activities	210	(52)	1,031	1,334
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(45)	(622)	(2,655)
Payments for property, equipment and software	(33)	(63)	(104)	(183)
Net proceeds from sale of assets	—	2	—	12
Other	(4)	5	(4)	11
Net cash used in investing activities	(37)	(101)	(730)	(2,815)
Cash flows from financing activities:
Proceeds from debt issuance	—	1,000	380	7,225
Payments of long-term debt	(26)	(776)	(106)	(5,456)
Payments for debt issuance and modification costs	—	(12)	—	(51)
Dividend payments	(50)	(48)	(199)	(196)
Repurchases of stock and other	(4)	(70)	(270)	(105)
Proceeds from issuances of stock	11	9	44	35
Capital distributions to non-controlling interests	—	—	(3)	—
Capital contributions from non-controlling interests	—	—	41	4
Other	—	(5)	—	(5)
Net cash (used in) provided by financing activities	(69)	98	(113)	1,451
Net increase (decrease) in cash, cash equivalents and restricted cash	104	(55)	188	(30)
Cash, cash equivalents and restricted cash at beginning of period	771	742	687	717
Cash, cash equivalents and restricted cash at end of year	$875	$687	$875	$687

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Year Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Revenues:
Defense Solutions	$2,061	$1,928	$8,032	$7,341
Civil	800	811	3,157	2,994
Health	630	513	2,548	1,962
Total	$3,491	$3,252	$13,737	$12,297

Operating income (loss):
Defense Solutions	$140	$147	$569	$506
Civil	61	89	248	280
Health	103	86	442	235
Corporate	(34)	(23)	(107)	(23)
Total	$270	$299	$1,152	$998

Operating income margin:
Defense Solutions	6.8%	7.6%	7.1%	6.9%
Civil	7.6%	11.0%	7.9%	9.4%
Health	16.3%	16.8%	17.3%	12.0%
Total	7.7%	9.2%	8.4%	8.1%
Defense Solutions
Defense Solutions revenues were $2.06 billion for the quarter and $8.03 billion for the year, up 7% and 9% over the comparable 2020 periods, respectively. Excluding acquisition revenues of $52 million for the quarter and $232 million for the year, the primary drivers of revenue growth were the ramp-up of the Navy NGEN-R SMIT contract and other recent wins, which offset the completion of the NASA Human Landing System base contract and the programs supporting operations in Afghanistan.
Variations in segment operating margin were relatively modest. Defense Solutions operating income margin for the quarter was 6.8%, compared to 7.6% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.2%, compared to 8.9% in the prior year quarter. Defense Solutions operating income margin for fiscal year 2021 was 7.1%, compared to 6.9% in the prior year. On a non-GAAP basis, operating margin for the year was 8.6% compared to 8.2% in the prior year.
Civil
Civil revenues for the quarter were $800 million, compared to $811 million in fourth quarter of fiscal year 2020, as lower deliveries of security products outweighed increased demand on existing programs with commercial energy providers, the Federal Aviation Administration (FAA), and the National Science Foundation (NSF) and the transfer of a small number of programs from the Defense Solutions segment. For the year Civil revenues increased from $2.99 billion in fiscal year 2020 to $3.16 billion as on-contract growth across many programs and a full year of contribution from the L3Harris Technologies' security detection and automation businesses acquisition.
Civil operating income margin for the quarter was 7.6%, compared to 11.0% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 10.0%, compared to 12.3% in the prior year quarter. Civil operating income margin for fiscal year 2021 was 7.9%, compared to 9.4% in the prior year. On a non-GAAP basis, operating margin for the year was 10.2%, compared to 11.7% in the prior year. The declines in segment profitability for the quarter and the year were primarily attributable to lower volumes of security product deliveries.
Health
Health revenues were $630 million for the quarter and $2.55 billion for the year, up 23% and 30% over the comparable 2020 periods, respectively. Revenue increases for the quarter and the year were primarily driven by the increase in medical examinations after the pause from the COVID-19 pandemic as well as increased volumes on the Defense Healthcare Management System Modernization (DHMSM) program and the ramp up of new programs such as the Military and Family Life Counseling (MFLC) program.
Health operating income margin for the quarter was 16.3%, compared to 16.8% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter decreased from 18.5% in the prior year quarter to 17.8%, primarily from investments to enhance the long-term program execution on certain fixed-price programs. Health operating income margin for fiscal year 2021 was 17.3%, compared to 12.0% in the prior year. On a non-GAAP basis, operating margin for the year increased from 14.4% in fiscal year 2020 to 18.8%, primarily from increased volume on fixed unit price programs and higher direct labor utilization on those programs.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	December 31, 2021			January 1, 2021
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions:	$4,393	15,274	$19,667	$3,710	14,721	$18,431
Civil:	1,628	7,903	9,531	1,398	7,051	8,449
Health:	1,428	3,829	5,257	1,486	3,546	5,032
Total:	$7,449	27,006	$34,455	$6,594	25,318	$31,912
The change in backlog for the Defense Solutions reportable segment includes approximately $800 million of backlog acquired as a result of new business acquisitions during the fiscal year.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Amortization of equity method investment – Represents the amortization of the fair value of the acquired equity method investment.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with acquisitions.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Asset impairment charges – Represents impairments of long-lived tangible assets.
•Loss on sale of business – Represents the net loss on sale of businesses.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended			Year Ended
	December 31, 2021	January 1, 2021	Percent Change	December 31, 2021	January 1, 2021	Percent Change
Defense Solutions
Revenues, as reported	$2,061	$1,928	7%	$8,032	$7,341	9%
FY21 acquisition revenues(1)	52	—		232	—
Pro-forma revenues (Organic Growth Rate)	$2,009	$1,928	4%	$7,800	$7,341	6%

Civil
Revenues, as reported	$800	$811	(1)%	$3,157	$2,994	5%
FY21 acquisition revenues(1)	—	—		93	—
Pro-forma revenues (Organic Growth Rate)	800	811	(1)%	3,064	2,994	2%

Health
Revenues, as reported	$630	$513	23%	$2,548	$1,962	30%

Total Operations
Revenues, as reported	$3,491	$3,252	7%	$13,737	$12,297	12%
Total FY21 acquisition revenues(1)	52	—		325	—
Pro-forma revenues (Organic Growth Rate)	$3,439	$3,252	6%	$13,412	$12,297	9%
(1) FY21 acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. FY21 acquisition revenues for Defense Solutions segment include Dynetics (acquired January 31, 2020), 1901 Group (acquired January, 14, 2021), Gibbs & Cox (acquired May 7, 2021), and a strategic, immaterial acquisition (acquired September 21, 2021). FY21 acquisition revenues for Civil segment include the SD&A Businesses (acquired May 4, 2020).
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 31, 2021:

	Three Months Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Operating income	$270	$6	$55	$1	$—	$332
Non-operating expense, net	(48)	—	—	—	3	(45)
Income before income taxes	222	6	55	1	3	287
Income tax expense(1)	(46)	(2)	(14)	—	(1)	(63)
Net income	$176	$4	$41	$1	$2	$224
Less: net income attributable to non-controlling interest	2	—	—	—	—	2
Net income attributable to Leidos common stockholders	$174	$4	$41	$1	$2	$222

Diluted EPS(2)	$1.23	$0.03	$0.29	$0.01	$0.01	$1.56
Diluted shares	142	142	142	142	142	142

	Three Months Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Net income	$176	$4	$41	$1	$2	$224
Income tax expense (1)	46	2	14	—	1	63
Income before income taxes	222	6	55	1	3	287
Depreciation expense	26	—	—	—	—	26
Amortization of intangibles	55	—	(55)	—	—	—
Interest expense, net	46	—	—	—	—	46
EBITDA	$349	$6	$—	$1	$3	$359
EBITDA margin	10.0%					10.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended January 1, 2021:

	Three Months Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Operating income	$299	$6	$43	$1	$349
Non-operating expense, net	(54)	—	—	—	(54)
Income before income taxes	245	6	43	1	295
Income tax expense(1)	(48)	(2)	(11)	—	(61)
Net income attributable to Leidos common stockholders	$197	$4	$32	$1	$234

Diluted EPS	$1.37	$0.03	$0.22	$0.01	$1.63
Diluted shares	144	144	144	144	144

	Three Months Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP results
Net income	$197	$4	$32	$1	$234
Income tax expense (1)	48	2	11	—	61
Income before income taxes	245	6	43	1	295
Depreciation expense	24	—	—	—	24
Amortization of intangibles	44	—	(43)	—	1
Interest expense, net	46	—	—	—	46
EBITDA	$359	$6	$—	$1	$366
EBITDA margin	11.0%				11.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the twelve months ended December 31, 2021:

	Year Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Operating income	$1,152	$27	$226	$4	$—	$1,409
Non-operating expense, net	(185)	—	—	—	3	(182)
Income before income taxes	967	27	226	4	3	1,227
Income tax expense(1)	(208)	(7)	(58)	(1)	(1)	(275)
Net income	759	20	168	3	2	952
Less: net income attributable to non-controlling interest	6	—	—	—	—	6
Net income attributable to Leidos common stockholders	$753	$20	$168	$3	$2	$946

Diluted EPS(2)	$5.27	$0.14	$1.17	$0.02	$0.01	$6.62
Diluted shares	143	143	143	143	143	143

	Year Ended December 31, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Loss on sale of business	Non-GAAP results
Net income	$759	$20	$168	$3	$2	$952
Income tax expense(1)	208	7	58	1	1	275
Income before income taxes	967	27	226	4	3	1,227
Depreciation expense	97	—	—	—	—	97
Amortization of intangibles	228	—	(226)	—	—	2
Interest expense, net	184	—	—	—	—	184
EBITDA	$1,476	$27	$—	$4	$3	$1,510
EBITDA margin	10.7%					11.0%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the twelve months ended January 1, 2021:

	Year Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Operating income	$998	$39	$195	$2	$—	$—	$12	$1,246
Non-operating expense, net	(217)	—	—	—	5	31	—	(181)
Income before income taxes	781	39	195	2	5	31	12	1,065
Income tax expense (1)	(152)	(10)	(49)	(1)	(1)	(8)	(3)	(224)
Net income	629	29	146	1	4	23	9	841
Less: net income attributable to non-controlling interest	1	—	—	—	—	—	—	1
Net income attributable to Leidos common stockholders	$628	$29	$146	$1	$4	$23	$9	$840

Diluted EPS	$4.36	$0.20	$1.01	$0.01	$0.03	$0.16	$0.06	$5.83
Diluted shares	144	144	144	144	144	144	144	144

	Year Ended January 1, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Acquisition related financing costs	Loss on debt modification	Asset impairment charges	Non-GAAP results
Net income	$629	$29	$146	$1	$4	$23	$9	$841
Income tax expense (1)	152	10	49	1	1	8	3	224
Income before income taxes	781	39	195	2	5	31	12	1,065
Depreciation expense	84	—	—	—	—	—	—	84
Amortization of intangibles	198	—	(195)	—	—	—	—	3
Amortization of equity method investment	2	—	—	(2)	—	—	—	—
Interest expense, net	179	—	—	—	(5)	—	—	174
EBITDA	$1,244	$39	$—	$—	$—	$31	$12	$1,326
EBITDA margin	10.1%							10.8%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended December 31, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$140	$—	$28	$—	$168	8.2%
Civil	61	—	19	—	80	10.0%
Health	103	—	8	1	112	17.8%
Corporate	(34)	6	—	—	(28)	NM
Total	$270	$6	$55	$1	$332	9.5%

	Three Months Ended January 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$147	$1	$24	$—	$172	8.9%
Civil	89	—	10	1	100	12.3%
Health	86	—	9	—	95	18.5%
Corporate	(23)	5	—	—	(18)	NM
Total	$299	$6	$43	$1	$349	10.7%

	Year Ended December 31, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$569	$—	$121	$—	$690	8.6%
Civil	248	—	73	—	321	10.2%
Health	442	—	32	4	478	18.8%
Corporate	(107)	27	—	—	(80)	NM
Total	$1,152	$27	$226	$4	$1,409	10.3%

	Year Ended January 1, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$506	$4	$92	$—	$—	$602	8.2%
Civil	280	1	66	2	1	350	11.7%
Health	235	—	37	—	11	283	14.4%
Corporate	(23)	34	—	—	—	11	NM
Total	$998	$39	$195	$2	$12	$1,246	10.1%

NM - Not Meaningful
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended		Year Ended
(in millions, except conversion ratio)	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021
Net cash provided by (used in) operating activities	$210	$(52)	$1,031	$1,334
Payments for property, equipment and software	(33)	(63)	(104)	(183)
Free cash flow	$177	$(115)	$927	$1,151

Net income attributable to Leidos common stockholders	$174	$197	$753	$628
Acquisition, integration and restructuring costs(1)	4	4	20	29
Amortization of acquired intangibles(1)	41	32	168	146
Amortization of equity method investment(1)	—	—	—	1
Acquisition related financing costs(1)	—	—	—	4
Loss on debt modification(1)	—	—	—	23
Asset impairment charges(1)	1	1	3	9
Loss on sale of business(1)	2	—	2	—
Non-GAAP net income attributable to Leidos common stockholders	$222	$234	$946	$840

Operating cash flow conversion ratio	121%	(26)%	137%	212%
Free cash flow conversion ratio	80%	(49)%	98%	137%
(1) After-tax expenses excluded from non-GAAP net income.

The following table presents the calculation of the compound annual growth rate in total and organic revenues over the period 2019 to 2021 referenced in the 2019 Investor Day targets:

	Year Ended		Compound Annual Growth Rate
	December 31, 2021	December 28, 2018
Revenues, as reported	$13,737	$10,194	10%
Divested revenues	—	235
Pro-forma revenues, post divestitures	$13,737	$9,959
Acquired revenues 12 months since closing date	325	—
Acquired revenues after 12 months since closing date	1,224	—
Organic revenues, post divestitures excluding acquired revenues	$12,188	$9,959	7%

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following table presents the measures needed to calculate net income margin, operating cash flow conversion, adjusted EBITDA margin, and free cash flow conversion over the period 2019 to 2021 referenced in the 2019 Investor Day targets:

	Year Ended
	December 31, 2021	January 1, 2021	January 2, 2020
Revenues, as reported	$13,737	$12,297	$11,094

Net income, as reported	$759	$629	$670
Less: net income attributable to non-controlling interest	6	1	3
Net income attributable to Leidos stockholders	$753	$628	$667
Acquisition, integration and restructuring costs	20	29	4
Amortization of acquired intangibles	168	146	128
Amortization of equity method investments	—	1	8
Acquisition related financing costs	—	4	2
Loss on debt modification	—	23	—
Asset impairment charges	3	9	—
Loss on sale of business	—	—	(66)
Tax adjustments on assets held for sale	2	—	—
Other tax adjustments	—	—	7
Non-GAAP net income attributable to Leidos stockholders	$946	$840	$750
Income tax expense adjusted to reflect non-GAAP adjustments	275	224	214
Depreciation expense	97	84	61
Amortization of internally developed intangible assets	2	3	2
Interest expense, net	184	174	131
Adjusted EBITDA	$1,504	$1,325	$1,158
Adjusted EBITDA margin	10.9%	10.8%	10.4%

Operating cash flow, as reported	$1,031	$1,334	$992
Payments for property, equipment and software	(104)	(183)	(121)
Free cash flow	$927	$1,151	$871
Operating cash flow conversion ratio	137%	212%	149%
Free cash flow conversion ratio	98%	137%	116%